Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 08-14

For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer

Phone: (337) 896-6664

OMNI REPORTS FIRST QUARTER 2008 RESULTS; UPDATES 2008 GUIDANCE

CARENCRO, LA – MAY 9, 2008 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) today reported a first quarter 2008 net loss of $1.5 million, or $0.08 per diluted share, on revenues of $41.0 million, compared to net income of $3.2 million, or $0.14 per diluted share, on revenues of $38.9 million for the same period of 2007. The decrease in net income is due in part to wet winter weather and permitting delays which adversely impacted operations in OMNI’s seismic drilling division and, to a lesser extent, its offshore division. Additionally, OMNI recorded an expense of $3.1 million (including $0.7 million of judicial interest) relating to the adverse decision in the previously announced Siemens litigation.

Notwithstanding the reduced first quarter activity level in the seismic drilling division, the backlog in OMNI’s seismic drilling division remains solid at approximately $52.0 million. It is expected that this backlog will be performed and converted to revenue during the remainder of 2008.

The integration of the Industrial Lift Truck, which OMNI acquired in April 2008, is expected to be immediately accretive to fiscal 2008 results adding revenues from diversification to the rental fleet. The existing sales team will be able to expand the marketing effort for the Industrial Lift Truck product line and allow expansion into the existing OMNI facilities serving the Barnett Shale, Arkansas, Oklahoma, and Rocky Mountain markets.

James C. Eckert, President and Chief Executive Officer of OMNI, stated “We are of course disappointed in our financial performance this quarter but feel the weather anomalies are behind us and the prospects for the balance of the year are encouraging. The Siemens decision was unanticipated and unfortunate but it does clear a cloud that has been hanging over us for some time. We continue to be optimistic due to the activity levels we are seeing as a result of strong commitment by our clients across all business lines and feel performance for the remainder of the year will improve accordingly.”

Financial Highlights

— Revenues: First quarter 2008 revenues increased by $2.1 million, to $41.0 million as compared to the first quarter of 2007. During the quarter, the Company’s acquisition of certain assets of B.E.G. Liquid Mud Services Corp. (“BEG”), as well as having full quarter contributions by BMJ Industrial Investments, L.L.C. and its wholly owned subsidiary Charles Holston, Inc. (collectively “Holston”) and certain assets of Cypress Consulting Services Inc. (“Cypress”) which were acquired during 2007, were accretive to Revenue which was partially offset by reduced activity primarily in the seismic drilling division due to weather conditions and permitting issues delaying many projects.

— Operating Income: First quarter 2008 Operating Income decreased by $7.9 million, to $0.3 million as compared to the first quarter 2007 due in large part to the reduced revenue in the seismic drilling division described above compounded by the $3.7 million increase in General and Administrative expense over the first quarter 2007 due primarily to the provision for the adverse decision in respect of the Siemens litigation and associated legal fees.

— Net interest expense: First quarter Net 2008 Interest Expense increased by $0.4 million to $2.0 million due primarily to financing of the recent acquisitions as well as judicial interest in the Siemens judgment. This was more than offset by the $1.0 million decrease in Loss on Debt Extinguishment to $0.0 million as compared to the first quarter 2007.

— Income tax benefit: The effective tax rate for the first quarter 2008 was a 28.6% benefit compared to an expense of 38.5% in the same period in 2007 due to the payment of some prior period state taxes.

— Earnings before interest, taxes, depreciation and amortization, other income (expense), non-cash stock compensation and gain on debt extinguishment (“Adjusted EBITDA”): First quarter 2008 Adjusted EBITDA was $3.3 million, 68.2% lower than the $10.3 million of Adjusted EBITDA reported for the comparable 2007 period. Adjusted EBITDA, which is a non-GAAP financial measure, is provided herein to assist investors to better understand OMNI’s financial performance. See the reconciliation of net income to Adjusted EBITDA on the last page of this press release including a discussion of why OMNI believes this non-GAAP financial measure is useful.

— Balance Sheet: Total debt was $67.7 million and cash and cash equivalents were $7.0 for a net debt position of $60.7 million as of March 31, 2008.

Brian J. Recatto, Chief Operating Officer commented, “We continue to seek and implement synergistic organizational opportunities within our complementary business lines. Demand for our services remains solid and utilization is improving. Our outlook remains positive for the balance of this year. With the addition of Industrial Lift Truck in late April as previously announced, we project 2008 Revenue, Adjusted EBITDA, and EPS (fully diluted) in the range of $190.0 million to $215.0 million, $41.0 million to $46.0 million and $0.51 to $0.63, respectively.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through five business divisions: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Transportation Services and Other Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to integrate successfully the acquisitions referenced herein, the timely conversion of seismic drilling backlog into revenue, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the ultimate outcome of pending litigation, the continued growth of our environmental services and rental equipment business units, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

OMNI ENERGY SERVICES CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended March 31,
	2007	2008
	(in thousands, except per share amounts)
Operating revenue	$38,889	$40,961
Operating expenses:
Direct costs	23,575	29,099
Depreciation and amortization	2,065	2,814
General and administrative expenses (includes litigation settlement of $2,400 in 2008)	5,116	8,778

Total operating expenses	30,756	40,691

Operating income	8,133	270
Interest expense	(1,570)	(1,990)
Loss on debt extinguishment	(1,004)	—
Other income (expense), net	10	(246)

Income (loss) before income tax expense	5,569	(1,966)
Provision for income tax (expense) benefit	(2,144)	562

Net income (loss)	3,425	(1,404)
Dividends and accretion of preferred stock	(127)	(123)
Non-cash charge attributable to beneficial conversion feature of preferred stock	(128)	—

Net income (loss) available to common stockholders	$3,170	$(1,527)

Basic income (loss) per share:
Net income (loss) available to common stockholders	$0.18	$(0.08)

Diluted income (loss) per share:
Net income (loss) available to common stockholders	$0.14	$(0.08)

Weighted average common shares outstanding:
Basic	17,206	19,070
Diluted	25,323	19,070

EBITDA consists of earnings (net income or loss) before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA includes other income (expense), stock-based compensation and gain or loss on debt extinguishment because these items are either non-recurring or non-cash. This term, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (GAAP).

The Securities and Exchange Commission (SEC) has adopted rules regulating the use of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, in disclosures and press releases. These rules require non-GAAP financial measures to be presented with, and reconciled to, the most nearly comparable financial measure calculated and presented in accordance with GAAP.

Set forth below is a reconciliation of net income (loss) to Adjusted EBITDA. Management uses Adjusted EBITDA to measure the operating results and effectiveness of our ongoing business. We believe this measurement is important to our investors and financial analysts because it allows a more effective evaluation of the Company’s performance using the same measurements that management uses. Adjusted EBITDA is an indication of the Company’s ability to generate cash available to internally fund our expansion plans and service our debt obligations. This non-GAAP financial measure may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income (loss), earnings (loss) per share, operating cash flow or other GAAP operating measurements. The results shown below include results for the first quarter 2007 and 2008 as well as projected results for the year ending December 31, 2008.

OMNI ENERGY SERVICES CORP.

OTHER FINANCIAL DATA

(Unaudited)

	Three months ended March 31, 2007	Three months ended March 31, 2008	Year Ending December 31, 2008
			Projected
	Actual	Actual	Low Range	High Range
Net income (loss)	$3,425	$(1,404)	$13,600	$16,700
Plus (less):
Interest	1,570	1,990	6,100	6,100
Loss on debt extinguishment	1,004	—	—	—
Other (income) expense, net	(10)	246	—	—
Depreciation and amortization	2,065	2,814	16,100	16,100
Non-cash stock compensation	126	195	1,000	1,000
Income tax (benefit) expense	2,144	(562)	4,200	6,100

Adjusted EBITDA	$10,324	$3,279	$41,000	$46,000